Exhibit 99.1

LuxUrban Hotels Inc. Increases Growth Capital by $5 Million

via Amended Revenue Share Agreement

New Growth Capital Earmarked for Specific New Property Launches to

Drive Further Growth of LuxUrban’s Asset Light Business Model

Company Increases 2023 Net Rental Revenue and EBITDA Guidance

MIAMI, FL – February 13, 2023 - LuxUrban Hotels Inc. (Nasdaq: LUXH) (or “the Company”), which utilizes a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities, announced today that it has entered into an amended Revenue Share Agreement (“RSA”) with its lenders that will immediately increase the Company’s growth capital by $5 million through the elimination and conversion of certain payment obligations. As a result, the Company is increasing 2023 EBITDA projections by $5 million.

Among the terms included in the amended RSA, in exchange for the termination of an aggregate $5 million in cash payments that the Company had been obligated to pay Greenle Partners LLC Series Alpha P.S and Greenle Partners LLC Series Beta P.S (collectively, “Greenle”) for the last quarter of 2022 and all quarters in 2023 in connection with the Revenue Share rights granted to Greenle by the Company with respect to certain of the Company’s properties, the Company shall issue to Greenle an aggregate 2,457,002 shares of unregistered common stock at specified dates and amounts ending January 1, 2024. The common stock will be issued to Greenle at an effective price of $2.035 per share, which is equal to 110% the last sale market price reported by Nasdaq on February 10, 2023, and 119% of the average last sale market prices of the Company’s common stock for the ten consecutive trading day period through and including such date.

“We appreciate Greenle’s willingness to amend the terms of the RSA and are grateful for their continued support,” said Brian Ferdinand, Chairman and CEO of LuxUrban Hotels. “We believe that the restructuring of these cash payment obligations into equity by these sophisticated lenders demonstrates their faith in our ability to deliver long-term value for all shareholders, while validating our growth and vision for the future.  The Revenue Share model applied only to our unaffiliated pre-IPO investors on a limited number of our current properties and is accounted for within our revised EBITDA projections.  We are now able to deploy up to $5 million of this newly available capital towards specific new property launches to drive further growth via our asset light business model.  We currently have 18 short-term stay hotel properties under long-term lease in five cities across the United States and are pursuing a robust pipeline of inventory.  We are confident that this transaction, the previously announced debt to equity conversions, and the current trajectory of our business will allow us to utilize projected cash flows to substantially reduce or potentially eliminate our debt in 2023, while still meeting our projected growth targets. We continue to look forward to our future with confidence.”

Additional terms and details regarding the amended RSA shall be available in a Form 8-K to be filed by the Company with the Securities and Exchange Commission on or about February 13, 2023.

Increases 2023 Net Revenue and EBITDA Guidance

For the year ending December 31, 2023, the Company is increasing its guidance for net rental revenue to a range of $115 to $120 million, and EBIDTA to a range of $21 to $25 million, an increase from the Company’s prior guidance for net rental revenue in a range of $100 to $110 million, and EBITDA in a range of $16 to $20 million.

The Company also reiterated its previously issued guidance for the year ended December 31, 2022 for net rental revenue in a range of $42 to $46 million and EBITDA in a range of $7 to $9 million.

This guidance is based on, among other factors, the Company’s current business, economic, and public health conditions; the status of its acquisition pipeline and its ability to close on these potential acquisitions; and its current view of forward-looking unit operating metrics.

LuxUrban Hotels Inc.

LuxUrban Hotels Inc. utilizes a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities. The Company’s future growth focuses primarily on seeking to create “win-win” opportunities for owners of dislocated hotels, including those impacted by COVID-19 travel restrictions, while providing LuxUrban Hotels favorable operating margins. LuxUrban Hotels operates these properties in a cost-effective manner by leveraging technology to identify, acquire, manage, and market them globally to business and vacation travelers through dozens of third-party sales and distribution channels, and the Company’s own online portal. Guests at the LuxUrban Hotels properties are provided high quality service under the Company’s consumer brand, LuxUrbanTM.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to financial guidance, scheduled property openings, expected closing of noted lease transactions, and continued closing on additional leases for properties in the Company’s pipeline, as well the Company’s anticipated ability to commercialize efficiently and profitably the properties it leases and will lease in the future. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those set forth under the caption “Risk Factors” in the prospectus forming part of the Company’s effective Registration Statement on Form S-1 (File No. 333-267821). Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or may contain statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “will continue”, “will occur” or “will be achieved”. Forward-looking information may relate to anticipated events or results including, but not limited to business strategy, leasing terms, high-level occupancy rates, and sales and growth plans. The financial projections provided herein are based on certain assumptions and existing and anticipated market, travel and public health conditions, all of which may change. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws.

CONTACT
LuxUrban Hotels Inc.	The Equity Group Inc.
Shanoop Kothari	Devin Sullivan
Chief Financial Officer	Managing Director
shanoop@luxurbanhotels.com	(212) 836-9608
dsullivan@equityny.com

David Shayne, Analyst
The Equity Group Inc.
(212) 836-9628 dshayne@equityny.com